  Exhibit 10.3

List of Accredited Investors

Investor	Subscription Amount	Shares
Steven Lampe	$250,000	714,286
Ingalls & Snyder LLC	$210,000	600,000
Harold Wrobel	$210,000	600,000
Thomas Staz Revocable Trust	$112,000	320,000
Quetzel Osprey LLC	$100,000	285,715
MCB Mellish	$52,500	150,000
William S. Lapp	$35,000	100,000
Mohammed R Barajakly	$29,750	85,000
Key Properties, Inc.	$25,000	71,429
Jamie A. Rome and Leila M. Rome, JT	$17,500	50,000